Exhibit 10.23

ZimVie Inc.

2022 STOCK INCENTIVE PLAN

THREE-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE

ZimVie Inc. (the “Company”) granted you this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2022 Stock Incentive Plan (“Plan”). Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock (“Share”) to you in accordance with the Three-Year Performance-Based Restricted Stock Unit Award Agreement, including any additional provisions for your country of residence, if any, set forth in the Addendum (the “Addendum,” and collectively the “Agreement”). This Award is subject to the fulfillment of the vesting requirements and all other restrictions, terms and conditions contained in the Agreement and the Plan, each of which are incorporated herein by reference. Except as may be required by law, you are not required to make any payment (other than payments for Tax-Related Items pursuant to Section 7 of the Agreement) or provide any consideration other than the satisfaction of the vesting requirements. Capitalized terms that are not defined in this Three-Year Performance-Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) have the same defined meanings given to them in the Agreement and in the Plan.

Participant:	[__________________________]
Grant Date:	[__________________________]
Performance Period:	Period as set forth in the Agreement.
Target Number of RSUs:	[__________________________]

If the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, such as in your ZimVie - Fidelity account, the blank fields and other information will be deemed to come from the ZimVie - Fidelity Account and is considered part of this Grant Notice.

IMPORTANT NOTICE. If you do not wish to receive the RSUs and/or do not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement and the Plan, then you must reject the RSUs no later than 60 days following the Grant Date specified in Section 1 of the Agreement. If you reject the Award, any right to the underlying RSUs will be cancelled. Your failure to reject the Award within this 60-day period will constitute your acceptance of the RSUs and your agreement with all terms and conditions of the Award, as set forth in the Agreement and the Plan.

3-Year Performance-Based RSU Award (2023)

ZimVie Inc.

2022 STOCK INCENTIVE PLAN

THREE-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Three-Year Performance-Based Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Three-Year Performance-Based Restricted Stock Unit Award Agreement is attached, including any additional terms and conditions set forth in the Addendum, if any, attached hereto (the “Agreement”), ZimVie Inc. (the “Company”) grants you this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2022 Stock Incentive Plan, as amended and restated (“Plan”). Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

1. Grant Date set forth in the Grant Notice (the “Grant Date”).

2. Number of RSUs Subject to this Award The target number of RSUs set forth in the Grant Notice.

3. Vesting Schedule This Award is based on a three-year performance period from January 1, 20__ to December 31, 20__ (the “Performance Period”). No RSUs will be earned unless and until the Committee determines the extent to which the performance criteria set forth in Annex A have been met with respect to the Performance Period. As soon as practicable following the availability of audited results of the Company for the year ended December 31, 20__, the Committee will determine whether and the extent to which the performance criteria in Annex A have been satisfied and the number of RSUs earned (“Earned RSUs”). Except as otherwise set forth in Sections 6, 15 and 16 below, provided that you have been continuously employed by the Company or its Affiliates since the Grant Date, the Earned RSUs, if any, shall vest and become nonforfeitable on the third anniversary of the Grant Date (or, if later, the date the Committee makes its determination) (the “Scheduled Vest Date”). The period from the Grant Date until the Scheduled Vest Date is referred to in this Agreement as the “Restriction Period”.

4. Stockholder Rights You will have none of the rights of a holder of Common Stock (including any voting rights, rights with respect to cash dividends paid by the Company on its Common Stock or any other rights whatsoever) until the Award is settled by the issuance of Shares to you.

5. Conversion of Earned RSUs and Issuance of Shares Subject to the terms and conditions of this Agreement and the Plan, the Company will issue and deliver Shares to you within 60 days after the Scheduled Vest Date for Earned RSUs. No fractional Shares will be issued under this Agreement. The Company will not be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchange on which the stock may then be listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (c) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent.

6. Termination of Service

(a) For all purposes of this Agreement, the term “Service Termination Date” shall mean the earlier of (i) the date, as determined by the Company, that you are no longer actively providing Service to the Company or, if different, an Affiliate that employs or otherwise contracts with you (the “Service Recipient”), and in the case of an involuntary termination of Service, such date shall not be extended by any notice period mandated under local law (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any); or (ii) the date, as determined by the Company, that the Service Recipient is no longer an Affiliate of the Company.

(b) (i) A transfer of your Service from the Company to an Affiliate, or vice versa, or from one Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of Service. However, your failure to return to the Service of the Company or the Service Recipient at the end of an approved leave of absence

3-Year Performance-Based RSU Award (2023)

shall be deemed a termination of Service. During a leave of absence as defined in (ii) or (iii), you will be considered to have been continuously providing Service.

(c) Except as set forth below, if your Service Termination Date occurs before all of the RSUs have become vested, the RSUs, that are not already vested as of your Service Termination Date shall be forfeited and immediately cancelled.

(d) If, after you have been continuously providing Service to the Company or one of its Affiliates for one year or more from the Grant Date, you terminate Service on account of Retirement or death, the time-based restrictions imposed under this Award will lapse as of your Service Termination Date, but this Award will continue to be subject to the satisfaction of the performance criteria set forth in Annex A; the number of Earned RSUs, if any, as determined by the Committee, will vest and become nonforfeitable on the Scheduled Vest Date (subject to any applicable requirements described in the definition of “Retirement” in the Plan).

(e) In the event of your death prior to the delivery of Shares issuable pursuant to Earned RSUs under this Agreement, such Shares shall be delivered to the duly appointed legal representative of your estate or to the proper legatees or distributees thereof, upon presentation of documentation satisfactory to the Committee.

7. Responsibility for Taxes

(a) You acknowledge that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Service Recipient to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the Award, the vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay, or make adequate arrangements satisfactory to the Company or to the Service Recipient (in their sole discretion) to satisfy all Tax-Related Items. In this regard and, if permissible under local law, you authorize the Company and/or the Service Recipient, at their discretion, to satisfy any applicable obligations with respect to all Tax-Related Items in one or a combination of the following: (i) requiring you to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Service Recipient) in the form of cash, check or other cash equivalent; (ii) withholding such amount from wages or other cash compensation payable to you by the Company and/or the Service Recipient; (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization or such other authorization, without further consent, as you may be required to provide to the Company or Fidelity Stock Plan Services, LLC (“Fidelity”) (or any other designated broker)); or (iv) withholding in Shares to be issued upon settlement of the RSUs. If you are a Section 16 officer of the Company under the Exchange Act (“Section 16 officer”) who is primarily providing services in the U.S., withholding obligations for Tax-Related Items shall be satisfied by the mandatory withholding in Shares. If you are a Section 16 officer who is primarily providing services outside the U.S., any withholding in Shares to satisfy applicable withholding obligations shall be determined by the Committee prior to the applicable withholding event.

(c) Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (without any entitlement to the Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities. You agree that the amount withheld may exceed your actual liability. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

3-Year Performance-Based RSU Award (2023)

(d) Finally, you agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8. Nature of Grant In accepting the RSUs, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, consistent with the Plan’s terms;

(b) the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c) all decisions with respect to future RSU or other awards, if any, will be at the sole discretion of the Company;

(d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any Affiliate of the Company and shall not interfere with the ability of the Company, the Service Recipient or any Affiliate of the Company, as applicable to terminate your employment or service relationship (if any);

(e) your participation in the Plan is voluntary;

(f) the Award, the Shares subject to the RSUs, and the income from and value of same are not intended to replace any pension rights or compensation provided by the Service Recipient or required under applicable law;

(g) the Award and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation for purposes of calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments;

(h) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation arises from forfeiture of RSUs or the recoupment of any Shares acquired under the Plan resulting from (a) termination of your Service with the Company or the Service Recipient (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), (b) a breach or violation as described in Section 15 or Section 16 below, and/or (c) the application of any recoupment policy or any recovery or clawback policy otherwise required by law;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) the following provisions apply only if you are providing services outside the United States: (i) the Award and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9. No Advice Regarding Grant The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

10. Data Privacy You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials (“Data”) by and among, as applicable, the Company, the Service Recipient and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

3-Year Performance-Based RSU Award (2023)

You understand that the Company and the Service Recipient may hold certain personal data about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Fidelity or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Service Recipient will not be affected. The only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or any other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon the request of the Company or the Service Recipient, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

11. Change in Control Under certain circumstances, if your Service with the Company or its Affiliates terminates during the three year period following a Change in Control of the Company, this Award may be deemed vested. Please refer to the Plan for more information.

12. Changes in Capitalization If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of Shares and the like, the number and class of Shares subject to this Award will be appropriately adjusted by the Committee, whose determination will be conclusive. If as a result of any adjustment under this paragraph you should become entitled to a fractional Share of stock, you will have the right only to the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Share so disregarded.

13. Notice Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address: ZimVie Inc., ATTN: Employee Stock Services, 10225 Westmoor Drive, Westminster, Colorado 80021.

14. No Additional Rights Except as explicitly provided in this Agreement, this Agreement will not confer any rights upon you, including any right with respect to continuation of employment by the Company or any of its Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this Agreement, the Shares covered by this Agreement or any other benefit provided under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Affiliates unless otherwise specifically provided for in such plan.

15. Breach of Restrictive Covenants As a condition of receiving this Award, you have entered into a non-disclosure, non-solicitation and/or non-competition agreement with the Company or its Affiliates. The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Award. Should you decline to sign such a restated agreement as required by the Company

3-Year Performance-Based RSU Award (2023)

and, therefore, forego receiving the Award, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect. You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.

16. Violation of Policies Notwithstanding any other provisions of this Agreement, you understand and agree that if you engage in conduct (which may include a failure to act) in connection with, or that results in, a violation of any of the Company’s policies, procedures or standards, a violation of the Company’s Code of Business Conduct and Ethics, or that is deemed detrimental to the business or reputation of the Company, the Committee may, in its discretion, require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares. The Committee may exercise this discretion at any time that you are employed by the Company or any Affiliate of the Company, and at any time during the 18-month period following the termination of your employment with the Company or any Affiliate of the Company for any reason, including, without limitation, on account of Retirement or death.

17. Consent to Electronic Delivery The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Code Section 409A Compliance To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this Award are intended to be short-term deferrals exempt from Section 409A, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares covered by an RSU award shall conform to the Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Section 409A) until six months after the separation from service occurs, and the prohibition against acceleration of payment, which means that the Committee does not have the authority to accelerate settlement of this Award in the event that any portion of it constitutes deferred compensation within the meaning of Section 409A. Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy any applicable requirement of Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

19. Construction and Interpretation The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This Agreement and the Plan contain the entire understanding of the parties and this Agreement may not be modified or amended except in writing duly signed by the parties. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other party to this Agreement. The various provisions of this Agreement are severable and in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Colorado, agree that such litigation shall be conducted in state or local courts in Denver, Colorado or the United States District Court for the District of Colorado, where this grant is made and/or to be performed.

You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in English, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if meaning of

3-Year Performance-Based RSU Award (2023)

the translated version is different from the English version, the English version will control, unless otherwise required by applicable laws.

20. Insider Trading/Market Abuse Laws Depending on your country, Fidelity’s country or the country in which Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States; your country or the country of the applicable stock plan service provider, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

21. Foreign Asset/Account Reporting Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

22. Compliance with Laws and Regulations Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting of the RSUs if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.

23. Addendum Your Award shall be subject to any additional provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restriction Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

24. Imposition of Other Requirements The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Recoupment Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

ZIMVIE

By:

Heather Kidwell

Senior Vice President,

Chief Legal, Compliance, and Human Resources Officer and Corporate Secretary

PERFORMANCE CRITERIA

3-Year Performance-Based RSU Award (2023)

The determination of the number of Earned RSUs that will vest as of the Scheduled Vest Date, as provided in Section 3 of the Agreement, will be based on the Company’s performance during the Performance Period, as measured by the following metrics: (a) Cumulative Revenue, weighted 60%, and (b) Cumulative Adjusted EBITDA Margin, weighted 40%.

The Cumulative Revenue and Cumulative Adjusted EBITDA Margin component payouts will be determined independently based on achievement of the targets set forth in the respective tables below, and the number of Earned RSUs will be calculated based on the sum of the payout percentages achieved, taking into account the weighting of each metric and using straight-line linear interpolation to determine the payout if performance falls between two of the performance levels set forth in the applicable table.

3-Year Cumulative Revenues (Weighted 60%)

2023 - 2025	Performance Level	Performance against Cumulative Revenue Target	Payout
<$______	Below Threshold	< XX%	0%
$______	Threshold	XX%	50%
$______		XX%	75%
$______	Target	100%	100%
$______		XXX%	125%
$______	Maximum	XXX%	150%

3-Year Cumulative Adjusted EBITDA Margin (Weighted 40%)

2023 - 2025	Performance Level	Performance against Cumulative Adjusted EBITDA Margin Target	Payout
<XX%	Below Threshold	< XX%	0%
XX%	Threshold	XX%	50%
XX%		XX%	75%
XX%	Target	100%	100%
XX%		XXX%	125%
XX%	Maximum	XXX%	150%

Illustrative Example: To compute the number of Earned RSUs eligible to vest on the Scheduled Vest Date, assume the following facts: (i) the target number of RSUs subject to the Award is 500; (ii) the Company’s Cumulative Revenue is at target (100%); and (iii) the Company’s Cumulative Adjusted EBITDA Margin is at threshold (__%). Under these facts, the number of Earned RSUs eligible to vest on the Scheduled Vest Date would be:

Cumulative Revenue Adjusted EBITDA Margin Earned RSUs

((500 x 100%) x 60%) + ((500 x 50%) x 40%) = 400 Units

3-Year Performance-Based RSU Award (2023)